Exhibit 99.1

NEWS RELEASE

FOR RELEASE:	April 13, 2007

For more information, contact:

Lisa Campbell, lisac@newcenturybanknc.com

910-892-7080

NEW CENTURY BANCORP REPORTS

REVISED 2006 EARNINGS

Earnings at record level, though $770,000 less than originally reported.

Dunn, NC . . . New Century Bancorp [NASDAQ: NCBC] will file its Annual Report on Form 10-K on or before the extension deadline of Tuesday, April 17, reporting $3.97 million in net income for the year ended December 31, 2006. The report will reflect a $770,000 after-tax adjustment to preliminary net income of $4.73 million originally reported in February. The adjustment is the result of management’s assessment of certain credit relationships and involved an increase to the Company’s provision for loan losses of $1.25 million before taxes. Basic and diluted earnings per share for 2006 were $0.69 and $0.65, respectively, instead of basic and diluted earnings per share of $0.82 and $0.78, respectively, as originally reported in February

According to New Century Bancorp President and CEO Bill Hedgepeth, “While our 2006 earnings were not as high as originally reported, we achieved record earnings for 2006. Now, our team is moving forward with plans to achieve our goals in 2007 and beyond. New Century’s culture of neighbor helping neighbor service has always been strong and will continue to be strong.”

New Century Bancorp, the holding company for New Century Bank and New Century Bank South, had total assets of $552 million as of December 31, 2006. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

###

Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com

The information for year end December 31, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Financial Highlights

(Unaudited - dollars in thousands except per share and ratios)

	At or for the three months Ended December 31,		At or for the year Ended December 31,
	2006	2005	2006	2005
Operating Data:
Total interest income	$10,190	$7,155	$35,812	$24,679
Total interest expense	4,785	3,028	16,167	10,089

Net interest income	5,405	4,127	19,645	14,590
Provision for loan losses	1,659	469	2,779	2,172

Net interest income after provision	3,746	3,658	16,866	12,418
Noninterest income	1,182	751	3,278	2,496
Noninterest expense	4,035	2,558	13,816	9,129

Income before income taxes	893	1,851	6,328	5,785
Provision for income taxes	354	841	2,358	2,164

Net income	$539	$1,010	$3,970	$3,621

Share and Per Share Data (1):
Earnings per share - basic	$0.08	$0.20	$0.69	$0.72
Earnings per share - diluted	0.08	0.18	0.65	0.66
Book value per share	8.84	6.48	8.84	6.48
Tangible book value per share	7.30	6.48	7.30	6.48
Ending number of shares outstanding	6,497,022	5,089,248	6,497,022	5,089,248
Average number of shares outstanding	6,492,748	5,081,363	5,784,671	5,061,791
Diluted number of shares outstanding	6,799,966	5,507,994	6,115,709	5,478,658

Selected Performance Ratios, annualized:
Return on average assets	0.39%	0.96%	0.81%	0.95%
Return on average equity	3.70%	12.22%	8.70%	11.47%
Net interest margin	4.20%	4.14%	4.28%	4.02%
Efficiency Ratio (2)	61.26%	52.44%	60.27%	53.43%

Selected Period End Balance Sheet Data:
Loans, net of unearned income	$429,500	$326,852	$429,500	$326,852
Total earning assets	508,263	412,323	508,263	412,323
Goodwill and other intangible assets	9,988	—	9,988	—
Total assets	552,965	436,367	552,965	436,367
Deposits	464,117	367,003	464,117	367,003
Short term debt	16,441	21,743	16,441	21,743
Long term debt	12,372	12,372	12,372	12,372
Shareholders’ equity	57,439	32,974	57,439	32,974

	4th qtr		YTD
Selected Average Balances:
Loans, net of unearned income	412,798	325,248	369,110	301,457
Total earning assets	510,206	395,916	458,974	362,669
Goodwill and other intangible assets	9,274	—	4,087	—
Total assets	553,171	416,958	491,849	381,440
Deposits	460,516	349,763	412,078	317,648
Short term debt	14,978	10,156	12,351	7,677
Long term debt	16,790	22,372	19,180	23,049
Shareholders’ equity	57,871	32,784	45,614	31,583

Asset Quality:
Nonperforming assets	2,821	1,271	2,821	1,271
Allowance for loan losses	7,496	5,298	7,496	5,298
Allowance for loan losses to period-end loans	1.75%	1.62%	1.75%	1.62%
Net loan charge-offs to average loans	0.11%	0.32%	0.27%	0.16%

(1)	Adjusted for all periods presented to reflect the effect of a 3-for-2 stock split effective July 2005 and a 6-for-5 stock split effective December 2006:
(2)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income